Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the previously filed Registration Statements on Form S-3 (File No. 333-198093) and Form S-8 (File Nos. 333-37304, 333-74940, 333-114979, 333-123948, 333-137869, 333-158500, 333-187619, and 333-195046, 333-203407 and 333-207136) of Cartesian, Inc., of our report dated October 5, 2015 relating to the financial statements of Farncombe France SARL as of and for the year ended December 31, 2014, which appears in the Current Report on Form 8-K/A of Cartesian, Inc. dated October 7, 2015.

Paris, France

October 5, 2015

Cabinet NAC

/s/ Samuel Najarian

Samuel Najarian